RESTRICTED STOCK UNIT AWARD AGREEMENT

Corporation:	Louisiana-Pacific Corporation, a Delaware corporation (“Corporation”)
Awardee:	[Employee name] (“Participant”)
Plan:	Louisiana-Pacific Corporation 2013 Omnibus Stock Award Plan, as amended (the “Plan”)
Award:	[XXX] Share units having a value equal to such number of Shares (“Restricted Stock Units”)
Grant Date:	__________ ___, 20___ (“Grant Date”)
Corporation and Participant agree as follows:
1.Defined Terms. Capitalized terms used but not otherwise defined in this Restricted Stock Unit Award Agreement (the “Agreement”) have the meanings given them in the Plan.
2.Grant of Restricted Stock Units. As of the Grant Date, Corporation has granted to Participant the Restricted Stock Units (which Award is a form of restricted stock grant under the Plan). Each Restricted Stock Unit represents the right of Participant to receive one Share subject to and upon the terms and conditions of this Agreement and the Plan.
3.Acknowledgment. Participant acknowledges that the Restricted Stock Units are subject to the terms and conditions set forth in this Agreement and in the Plan.
4.Vesting of Restricted Stock Units.
(a)Except as otherwise provided herein, the Restricted Stock Units will become nonforfeitable and payable to Participant pursuant to Section 5 hereof having a ratable vesting schedule of 1/3 of the award per year on the anniversary of the Grant Date (the “Vesting Date”), conditioned upon Participant’s continuous employment with the Company or a Subsidiary through the Vesting Date. Any Restricted Stock Units that do not so become nonforfeitable will be forfeited, including, except as provided in Section 4(b) below, if Participant ceases to be continuously employed by Corporation or a Subsidiary prior to the Vesting Date. For purposes of this Agreement, “continuously employed” means the absence of any interruption or termination of Participant’s employment with Corporation or with a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of sick leave, military leave or any other leave of absence approved by Corporation or in the case of transfers between locations of Corporation and its Subsidiaries.
(b)Notwithstanding Section 4(a) above, all of the Restricted Stock Units will become nonforfeitable and payable to Participant pursuant to Section 5 hereof upon the occurrence of a Change of Control if the Restricted Stock Units have not previously been forfeited or become nonforfeitable.
(c)Notwithstanding Section 4(a) above, if Participant dies or becomes Disabled during the period commencing on the Grant Date and ending on the Vesting Date, then, if the Restricted Stock Units have not previously become nonforfeitable or been forfeited, then a number of Restricted Stock Units shall become nonforfeitable upon such death or Disability and result in payment, at the time described in Section 5, in an amount equal to the product of (i) the Restricted Stock Units that would have resulted in payment in accordance with the terms of Section 4 if Participant had remained in the continuous employ of Corporation or a Subsidiary from the Grant Date until the Vesting Date, multiplied by (ii) a fraction (in no case greater than 1), the numerator of which is the number of whole months from the Grant Date through the date of such death or Disability, and the denominator of which is 36.
5.Form and Time of Payment of Restricted Stock Units.
(a)Payment for the Restricted Stock Units, after and to the extent they have become nonforfeitable, shall be made in the form of Shares. Such payment shall be made within 10 days following the date that the Restricted Stock Units become nonforfeitable pursuant to Section 4 hereof.
(b)Except to the extent provided by Section 409A of the Code and permitted by the Administrator, no Shares may be issued to Participant at a time earlier than otherwise expressly provided in this Agreement.
(c)Corporation’s obligations to Participant with respect to the Restricted Stock Units will be satisfied in full upon the issuance of Shares corresponding to such Restricted Stock Units.

6.Restrictions during Vesting Period. Subject to Section 6.6(a) of the Plan, until payment is made to Participant as provided herein, Participant may not sell, assign, pledge, transfer, encumber or otherwise dispose of the Restricted Stock Units (or the Shares subject to the Restricted Stock Units).
7.Dividend, Voting and Other Rights. Participant will have no rights as a stockholder with respect to the Restricted Stock Units until the time Shares have been issued in settlement of the Restricted Stock Units as described in Section 5. From and after the Grant Date and until the earlier of (a) the time when the Restricted Stock Units become nonforfeitable and are paid in accordance with Section 5 or (b) the time when Participant’s right to receive Shares is forfeited, on the ex-dividend date with respect to any cash dividend (if any) to holders of Shares generally, Participant shall be credited with additional Restricted Stock Units approximately equal in value, as determined by the Administrator, to such distribution. Any Restricted Stock Units credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the Restricted Stock Units based on which they were credited, and such amounts shall be paid in Shares at the same time as the Restricted Stock Units to which they relate.
8.Tax Withholding. Corporation will have the right to deduct from any settlement of the Restricted Stock Units any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of Corporation to satisfy all obligations for the payment of such taxes. Participant must make arrangements satisfactory to Corporation for the satisfaction of any such withholding tax obligations. Corporation will not be required to make any such payment until such obligations are satisfied. Participant may elect that all or any part of such withholding requirement be satisfied by retention by Corporation of a portion of the Shares to be delivered to Participant or by delivering to Corporation other Shares held by Participant. If such election is made, the Shares so retained or delivered shall be credited against such withholding requirement at the Fair Market Value per Share of such Shares on the date of such delivery. In no event will the fair market value of the Shares to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld if such withholding would result in adverse accounting implications for the Corporation.
9.Miscellaneous.
(a)Compliance With Law. Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, Corporation shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
(b)Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Corporation without the consent of Participant).
(c)Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(d)No Employment Rights. The grant of the Restricted Stock Units under this Agreement to Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the Restricted Stock Units and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon Participant any right to be employed or remain employed by Corporation or any of its Subsidiaries, nor limit or affect in any manner the right of Corporation or any of its Subsidiaries to terminate the employment or adjust the compensation of Participant.

(e)Relation to Other Benefits. Any economic or other benefit to Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Corporation or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Corporation or any of its Subsidiaries.
(f)Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (i) no amendment shall adversely affect the rights of Participant under this Agreement without Participant’s written consent, and (ii) Participant’s consent shall not be required to an amendment that is deemed necessary by Corporation to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
(g)Adjustments. The Restricted Stock Units and the number of Shares issuable for the Restricted Stock Units and the other terms and conditions of the Award evidenced by this Agreement are subject to adjustment as provided in Article 12 of the Plan.
(h)Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
(i)Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Administrator acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Participant acknowledges and agrees that this Agreement and the Award described herein (and any settlement thereof) are subject to the terms and conditions of Corporation’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
(j)Successors and Assigns. Without limiting the provisions of this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Participant, and the successors and assigns of Corporation.
(k)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
(l)Acknowledgement. Participant acknowledges that (i) a copy of the Plan has been made available to Participant, (ii) Participant has had an opportunity to review the terms of this Agreement and the Plan, (iii) Participant understands the terms and conditions of this Agreement and the Plan and (iv) Participant agrees to such terms and conditions.
(m)Electronic Delivery. Corporation may, in its sole discretion, deliver any documents related to the Restricted Stock Units and Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on‑line or electronic system established and maintained by Corporation or another third party designated by Corporation.
[signature page follows]

IN WITNESS WHEREOF, Corporation has caused this Agreement to be executed on its behalf by its duly authorized officer and Participant has executed this Agreement, effective as of _________, ___, 20__.

Corporation:	LOUISIANA-PACIFIC CORPORATION _____________________________________ By: [officer name] Its: [officer title]
Participant:
[Participant name]